Exhibit 10.9

RECAPTURE AND RELEASE AGREEMENT

THIS RECAPTURE AND RELEASE AGREEMENT (the “Agreement”) is entered into on the date it is fully executed, and is effective as of November 1, 2007 (the “Effective Date”), by and between Allianz Life Insurance Company of North America (Allianz Life), and American Life and Annuity Company, Inc. (the “Reinsurer”) (Allianz Life and Reinsurer are also referred to herein as the “parties”).

W I T N E S S E T H:

WHEREAS, the parties entered that certain reinsurance agreement, effective December 1, 1996 (the “Reinsurance Agreement”), a copy of which is attached hereto and incorporated herein, whereby Reinsurer reinsured a quota share of certain risks incurred by Allianz Life for annuity products, all as set forth in the Reinsurance Agreement; and

WHEREAS, the Reinsurer is in the process of liquidating its assets and liabilities and as part of that process, and for other reasons, the parties desire to terminate the Reinsurance Agreement by a recapture by Allianz Life of all risk, and a full and final settlement and commutation of all obligations and liabilities known and unknown, associated with the Reinsurance Agreement.

NOW, THEREFORE, in consideration of the recitals above, and of the promises contained below, and for other sufficient consideration received by the parties, the parties agree that:

1.

As of the Effective Date, the parties agree and deem that the amount of $4,953,880 represents the sum of (i) funds withheld under the Reinsurance Agreement (the “Funds Withheld”) and (ii) the present value of all other known and unknown, current and future, obligations and liabilities of Allianz Life to the Reinsurer (in total, the “Allianz Liabilities”) . The parties also agree and deem that the amount of $5,250,705 represents the sum of (i) a surrender benefit equal to the surrender value of each policy reinsured and (ii) all other known and unknown, current and future, obligations and liabilities of the Reinsurer to Allianz Life pursuant to the Reinsurance Agreement (in total, the “Reinsurer Liabilities”).

2.

The parties agree to net Allianz Liabilities and Reinsurer Liabilities in a payment of $296,825 by the Reinsurer to Allianz Life and that Allianz Life will take over full unencumbered ownership of the Funds Withheld as of the Effective Date. Additionally, as of the Effective Date, Allianz Life will recapture the risk ceded under the Reinsurance Agreement, and the Reinsurance Agreement terminates.

3.

Each party understands and agrees that premium, claim, investment and other activities on products subject to the Reinsurance Agreement (i) may be incurred prior to the Effective Date, but received after the Effective Date, and each party agrees to forgo any claim to such amounts, and (ii) are not known. The parties accept the net amount in section 2 above as full and final settlement of any and all amounts due by the parties to each other associated with the Reinsurance Agreement.

4.

Allianz Life releases and discharges the Reinsurer, its predecessors, parents, affiliates, agents, officers, directors, shareholders, and assigns from any and all present and future payment obligations, adjustments, offsets, actions, causes of action, debts, promises, damages, judgments, claims and/or losses whatsoever, all whether known or unknown, that Allianz Life and its successors and assigns ever had, now have, or hereafter may have, whether grounded in law or equity, in contract or in tort, against the Reinsurer or any of them by reason of any matter whatsoever arising out of the Reinsurance Agreement, it being the intention of the parties that this release operate as a full and final settlement of the Reinsurer’s current and future liabilities to the Allianz Life under the Reinsurance Agreement. Reinsurer releases and discharges Allianz Life, its predecessors, parents, affiliates, agents, officers, directors, shareholders, and assigns from any and all present and future payment obligations, adjustments, offsets, actions, causes of action, debts, promises, damages, judgments, claims and/or losses whatsoever, all whether known or unknown, that the Reinsurer and its successors and assigns ever had, now have, or hereafter may have, whether grounded in law or equity, in contract or in tort, against Allianz Life or any of them by reason of any matter whatsoever arising out of the Reinsurance Agreement, it being the intention of the parties that this release operate as a full and final settlement of Allianz Life’s current and future liabilities to the Reinsurer under the Reinsurance Agreement.

5.

The rights, duties and obligations herein inure to the benefit of and are binding upon any and all predecessors, successors, representatives, affiliates, officers, directors, employees, parents, subsidiaries, stockholders, and assigns of the parties.

6.

The parties warrant that they are corporations in good standing in their respective places of domicile; that the execution of this Agreement is fully authorized by each of them; that the person or persons executing this Agreement have the necessary and appropriate authority to do so; that there are no pending agreements, transactions, or negotiations to which any of them are a party that would render this Agreement or any part thereof void, voidable, or unenforceable; and that no authorization, consent or approval of any government entity is required to make this Agreement valid and binding upon them.

7.

This Agreement shall be interpreted under and governed by the laws of the State of Minnesota. The parties agree to resolve any dispute related to this Agreement by submitting it to a single arbitrator, using the Commercial Arbitration Rules of the American Arbitration Association.

8.

This Agreement may be executed in multiple counterparts, each of which, when so executed and delivered shall be an original, but such counterparts together constitute one and the same agreement. This Agreement contains the entire agreement between the parties as respects its subject matter. All discussions and agreements previously entertained between the parties concerning the subject matter of the Agreement are merged into this Agreement. This Agreement may not be modified or amended, nor any of its provisions waived, except by a writing signed by the parties.

IN WITNESS WHEREOF, the authorized representatives of the parties execute this Agreement as of the Effective Date.

ALLIANZ LIFE INSURANCE COMPANY OF N.A.

By: ______________________________	Witness: ________________________________
Name/Title

Date:_____________________________

AMERICAN LIFE AND ANNUITY COMPANY, INC

By: _______________________________	Witness: ________________________________
Name/Title

Date:_____________________________